Exhibit 99.1

Jon – Disclaimer

Hello, this is Jon Foster, CFO of Moleculin Biotech, Inc. and I would like to welcome you to our conference call. Before we begin, I’d like to provide some important disclosures:

Some of the statements in this conference call will be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements that we will discuss in this conference call include, without limitation, our ability to timely file and have allowed an IND for Annamycin and to commence clinical trials, the ability to get WP1066 into a DIPG clinical trial, the occurrence of a physician-sponsored IND for testing WP1066 in adult brain tumors this year, the ability to get WP1234 into a pancreatic clinical trial, the ability to get WP1220 into a CTCL clinical trial and the ability of any of our drugs to show activity in these respective diseases. These statements relate to future events, future expectations, plans and prospects. Although Moleculin Biotech believes that the expectations reflected in the forward-looking statements we will discuss today are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements discussed on this call speak only as of today. We undertake no obligation to update any forward-looking statements discussed today to reflect events or circumstances occurring after today or to reflect the occurrence of unanticipated events.

Now, let me hand the call over to Wally Klemp, Chairman and CEO of Moleculin.

Wally – Greeting and Comments

Thanks, Jon. Hello and thanks to everyone for joining our conference call. Again, I’m Wally Klemp, Chairman and CEO of Moleculin Biotech, Inc. and the purpose of this call is to provide a little better understanding of the important events of the past few weeks and to update you on current business activities. A lot has happened in just this last month, so we wanted to use this call to put it all into perspective and review what may be coming next. Before we do, however, I should also acknowledge that there has been a lot of recent activity in our stock. So much so, that it would be reasonable to assume that a lot of you on this call are new to Moleculin. For that reason, I’d like to also briefly recap the Moleculin story along the way.

From a big picture perspective, we have a portfolio of three fundamentally different technologies, each of which is based in part on discoveries made at MD Anderson Cancer Center, the world’s largest cancer research center. One of those technologies is a named drug called Annamycin that we are studying for the treatment of relapsed or refractory acute myeloid leukemia or AML. I’ll cover Annamycin in more detail in a moment, but first let me summarize the other two technologies.

Our WP1066 portfolio is a collection of molecules focused on cell signaling. The 1066 molecule has been the subject of nearly 50 peer-reviewed journal articles and has been studied by several respected institutions, independent from MD Anderson. Based on this extensive research, 1066 and some of its analogs are considered promising candidates for the treatment of brain tumors, pancreatic and stomach cancers, as well as metastatic melanoma. One of the important things it appears 1066 can do is to inhibit the activated form of a protein called STAT3. This cell signaling protein is highly activated in a number of tumors and preclinical testing has shown that 1066 has the potential to kill tumor cells, as well as prevent tumor growth in a range of animal models.

We announced earlier this week a collaboration with the prestigious Mayo Clinic to supply them with WP1066 for preclinical testing for a potential future study in the treatment of pediatric DIPG. Diffuse Intrinsic Pontine Glioma or DIPG is a rare and untreatable form of brain tumor that appears to have a high correlation with the activated form of STAT3.

The researchers at Mayo undertook their own comparison of a panel of known STAT3 inhibitors, including WP1066, and concluded that, of all the inhibitors they tested, WP1066 was their preferred choice to consider for a possible clinical trial. They also shared with us their own testing of WP1066 in live human DIPG tumors that were transplanted into mice, where the compound showed antitumor activity. Based on their research, the Mayo team asked us to enter into an agreement to supply WP1066 for further research. Although there are several steps between here and there, the obvious goal is to try to get 1066 into a DIPG clinical trial as soon as possible.

This effort at Mayo Clinic, by the way, is separate from the efforts of Dr. Amy Heimberger at MD Anderson. Dr. Heimberger continues to make progress toward providing requested information to the FDA, that is of course the Food & Drug Administration, in order to move forward with her physician-sponsored clinical trial to study 1066 in adult brain tumors. Now, for those of you who are not familiar with physician-sponsored clinical trials, these are studies that take place when an individual doctor or institution, in this case MD Anderson, plans, conducts and pays for a clinical trial from its own funding sources. We view this to be an important validation of the potential of 1066 and we are optimistic these clinical trials may begin later this year.

We announced a few weeks ago that we had begun preparation of an IND to allow us to study WP1220, a close analog to 1066, for the treatment of Cutaneous T-Cell Lymphoma or CTCL. CTCL is a potentially deadly form of skin cancer for which there are very limited treatment options. As you may know, IND stands for Investigational New Drug application and it is the submission you make to FDA in advance of conducting human trials with a drug. It generally contains information about the safety of the product you intend to study, the composition, manufacture and control of the drug substance and drug product, and proposed study protocols, among other things.

In this case, we already have a data package that FDA previously found sufficient for an IND to study WP1220 for a different indication, and we think that gives us a bit of a leg up here. We believe developing WP1220 for indications like CTCL may provide opportunities for strategic collaboration and out-licensing while maintaining our ability to develop other molecules to their highest and best potential. For some added perspective here, CTCL is a rare disease with less than 50,000 cases per year in the US and EU and for which there are limited treatment options. The most recent advancement in topical therapies for CTCL was a topical nitrogen mustard called Valchlor. This technology, by the way, is comparable to the mustard gas used in World War I. Valchlor was purchased by Actelion in 2013 for $250 million plus future milestone payments, so any opportunity we may have to improve upon Valchlor for the treatment of CTCL may have significant market value.

The other technology we have for development is what we call the WP1122 Portfolio. We believe this group of molecules has the potential to target the metabolism of cancer. Specifically, it is well documented that many tumors are highly dependent on glucose to survive. As an example, a human brain tumor cell will consume up to 35 times as much glucose as a normal healthy brain cell in order to survive. There is a theory that, if we could supply sufficient glucose decoys…that is…molecules that look like glucose, but won’t convert into energy, we might be able to starve a tumor to death. The problem with this approach until now has been that the available glucose decoys did not have enough circulation time for adequate tumor uptake. Our bodies simply metabolize the decoys too rapidly.

WP1122 was designed to increase that circulation time and to improve tumor uptake of a glucose decoy and it has received a lot of attention from the scientific community because of these improved characteristics when compared with existing decoys. Through our continued sponsored research at MD Anderson, we announced last week that we have now identified that WP1234, a close analog to 1122, has even better circulation time and a very high rate of uptake to the pancreas in animal models.

Even though this is very preliminary information, we believe these findings are big news. We anticipate formally presenting the findings to the scientific community in the near future, but given the importance of showing even the early potential of any progress in an area like pancreatic cancer, we wanted to get this news out to the public as quickly as possible. Pancreatic cancer is considered largely untreatable, so the prospect of a drug that could slow or stop pancreatic tumor growth has potentially far reaching implications for Moleculin. Clearly, there is a long road from this initial information to testing products against cancer in humans – let alone demonstrating safety and efficacy. But we have to start somewhere, and we’re excited about these prospects and are already in discussions with clinicians who are focused on pancreatic cancer to evaluate the best approach for getting WP1234 into an initial clinical trial.

Although the 1066 and 1122 portfolios represent distinctly different possibilities for important new cancer treatments, Annamycin is considered our most important opportunity, primarily because it is farther along the development path and already has human data suggesting activity against acute leukemia.

In order to understand just how important Annamycin could be, let me provide some background on the treatment of AML. The good news for AML patients currently is that bone marrow transplants are successful in curing AML about 80% of the time. The bad news, however, is that patients must first completely clear their bone marrow blasts (or tumor cells) before qualifying for a transplant and the “induction therapy” used to do so only succeeds about 20% of the time. So, that leaves about 80% of AML patients without hope, because there is no approved second-line therapy once the first-line therapy fails.

The magnitude of the unmet need in the treatment of AML is evidenced by the recent purchase of Celator (CPXX) by Jazz Pharmaceuticals (JAZZ).  Celator’s lead product, Vyxeos, is a reformulation of the current first-line induction therapy for AML, referred to as “7+3”, into a single injectable liposome.  This improved delivery method of the same old 7+3 drugs (known as cytarabine and daunorubicin) resulted in an increase in the average overall survival of AML patients by 3.5 months.  Shortly after the announcement of this potential improvement, Jazz paid $1.5 billion for Celator.  Although the potential improvement is meaningful, its impact is limited, because even this improved induction therapy likely won’t work for most patients, based on what we know.  With this in mind, we believe Annamycin has the potential to present a significant benefit to those AML patients who don’t succeed with the current standard of care, by providing the first-ever second-line therapy to qualify them for a curative bone marrow transplant.  Our belief is based on the results shown with relapsed and refractory acute leukemia patients in previous clinical trials, and we look forward to moving ahead with our development program. For more information on this, please refer to our most recent annual report for the year ended December 31, 2016 on Form 10-K (Annual Report) filed with the Security and Exchange Commission (SEC).

Annamycin appears capable of avoiding the multidrug resistance mechanisms that work against the currently approved AML drugs like daunorubicin. And, at the same time, currently approved drugs like daunorubicin are significantly cardiotoxic (meaning their dosing must be limited due to the potential for immediate and permanent damage to the heart). In contrast, Annamycin has shown little to no cardiotoxicity in over 100 patients treated. We believe these characteristics make Annamycin a promising candidate to become the first-ever second-line therapy for relapsed or refractory AML, presenting a unique opportunity, by the way, for us to request an accelerated approval pathway from the FDA.

There is much more work to be done with Annamycin, of course, and we’re eager to move forward. The most important next step is the resubmission of the IND for Annamycin. Our most recent guidance was that we expect to announce by the end of July that our Annamycin IND has gone into effect. We still see that we will make significant advancement towards an IND but the actual allowance of the IND may not occur until August.

I’d like to give everyone a bit more visibility on that process in case things are delayed by a few weeks. We believe we already have everything we need to resubmit our IND based the feedback we last received from FDA, save for one data point relating to Chemistry, Manufacturing and Control, or CMC. The very same chemical properties that make Annamycin different from existing anthracyclines for the treatment of AML also make Annamycin an unusual drug substance to work with in certain testing procedures. Our contractors have had to modify some of these procedures to adapt to the unique characteristics of Annamycin, and because these procedures must conform with what is called GLP or Good Laboratory Practices, there is a lot of time involved in validation and documentation of these procedures. Nevertheless, we believe we are just a few weeks away from having that remaining piece of data.

In anticipation of the Annamycin IND going into effect, we have already begun identifying potential clinical sites for the Annamycin trial and have expanded our scope to include potential sites in Poland. One of the key factors influencing the ability to timely generate data is the recruitment of patients for the study. Because there are no clinical trials currently under way in Poland for the treatment of relapsed or refractory AML, we believe conducting trials there could accelerate our recruitment of qualified patients. Specifically, we are looking for patients who are what we call “treatment naïve,” meaning they have not been subjected to so many repetitions of failed treatment that their compromised condition might reduce the potential for Annamycin to show activity.

Once we are able to announce the allowance of our IND for Annamycin, we will soon thereafter be able to announce the opening of various clinical sites, indicating that our ability to recruit patients is increasing. In this way, we hope to keep investors apprised of our progress as the clinical trial unfolds.

Now, let me ask our CFO, Jon Foster to weigh in with some observations regarding our finances…Jon

Jon – Financial Update

Thank you, Wally.

First – during June – all of our remaining convertible notes were converted into Common Stock - representing just over 800,000 shares. So, the overhang of these convertible notes is now removed.

Also, recall that during the second quarter, over 5 million outstanding B and unvested C warrants expired. Additionally, this week we have received a significant number of requests for warrant exercises.

In our follow-on offering this past February, we issued over 8.2 million warrants. With these expirations and warrant exercises, I estimate that overhang will be reduced to below 2 million warrants. So, we will have a much cleaner balance sheet once those exercises are processed.

In our First Quarter Form 10-Q, we discussed our cash runway extending into Q1-2018. The additional cash from warrants being exercised will only have a positive impact on that runway.

I look forward to reporting more information about our warrant exercise activity and on our cash runway with our Form 10-Q for the Second Quarter.

Wally -

Wally – Signoff

In closing, we are now looking at the potential for having as many as three drugs in clinic by the end of this year, WP1066 for adult brain tumors at MD Anderson, Annamycin for relapsed or refractory AML and WP1220 for CTCL. Moleculin is now working with both the Mayo Clinic and MD Anderson, the leading cancer treatment center in the world, on furthering our technologies. While we are gratified to see the recent rise in our stock value, we believe that the clinical milestones we expect in the coming months could be critical in building shareholder value.

So, keep an eye out for continued announcements relating to our progress. Thanks again for your time and your support of Moleculin Biotech.